For 77H, the following funds should be answered "Y" with the following details:

the Virtus International Equity Fund should be answered "Y" with the following details:

77H(a) - Pyrford International Ltd. ("Pyrford") acquired control on September 16, 2010. As of the end of the period, Pyrford owned 100% of the shares (as measured in assets).

the Virtus Premium AlphaSector Fund should be answered "Y" with the following details:

77H(a) - UBS WM USA ("UBS") for the benefit of its clients, acquired control on July 1, 2010. As of the end of the period, UBS owned 45.40% of the shares (as measured in assets).